SECURITIES AND EXCHANGE COMMISSION

              WASHINGTON, D.C.  20549



                    FORM 8-K/A

                  CURRENT REPORT


           Pursuant to Section 13 or 15(d) of the
              Securities Exchange Act of 1934




DATE OF REPORT (Date of earliest event reported):  September
                          16, 1996


               SUPERIOR ENERGY SERVICES, INC.
             (Exact name of registrant as specified in its charter)


   DELAWARE                 0-20310                  75-2379388
(State of incorporation) (Commission File Number) (IRS Employer
                                                Identification Number)


    1503 ENGINEERS ROAD, BELLE CHASSE, LOUISIANA  70037
    (Address of principal executive offices - Zip Code)


Registrant's telephone number, including area code:
(504) 393-7774

Item 7 of the Registrant's Current Report on Form 8-K, dated September 30, 1996, is hereby amended and restated in its entirety to read as follows.


Item 7.  Financial Statements and Exhibits

a) Financial Statements of Business Acquired. The financial statements of the business acquried filed as part of this report are listed in the Financial Information Table of Contents appearing on Page F-1 hereof.

b) Pro form a financial information. The pro forma financial statements of Superior filed as part of this report are listed in the Financial Information Table of Contents appearing on page F-1 hereof.

c)  Exhibits.  Not applicable.

                                SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                          Superior Energy Services, Inc.

November 15, 1996                         By:  /s/  Terence E. Hall
                                             ____________________________
                                                    Terence E. Hall
                                               Chairman of the Board,
                                               Chief Executive Officer and
                                                      President
                                               (Principal Executive Officer)


November 15, 1996                          By:  /s/  Robert S. Taylor
                                              ____________________________
                                                   Robert S. Taylor
                                                 Chief Financial Officer
                                                (Principal Financial and
                                                  Accounting Officer)

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                          Page


Dimensional Oil Field Services, Inc.

   Independent Auditors Report                                             F-2
   Balance Sheet at December 31, 1995                                      F-3
   Statement of Operations and Retained Earnings for the year ended
     December  31, 1995                                                    F-4
   Statement of Cash Flows for the year ended December 31, 1995            F-5
   Notes to Financial Statements                                           F-6
   Balance Sheet at June 30, 1996 (unaudited)                              F-10
   Statements  of  Operations and Retained Earnings for the Six Months
     ended June 30, 1996 and 1995 (unaudited)                              F-11
   Statements of Cash  Flows  for  the  Six  Months  ended June 30,
     1996 and 1995 (unaudited)                                             F-12
   Notes to Unaudited Financial Statements                                 F-13

Pro Forma Consolidated Financial Statements

   Unaudited Pro Forma Condensed Balance Sheet as of June 30, 1996         F-14
   Unaudited Pro Forma Condensed Statement of Earnings  for  the six
     months ended June 30, 1996                                            F-15
   Unaudited Pro Forma Condensed Statement of Earnings for the
     year  ended December 31, 1995                                         F-16
   Notes to Unaudited Pro Forma Condensed Financial Information            F-17

                         Independent Auditors' Report


The Board of Directors
Dimensional Oil Field Services, Inc.:

We have audited the accompanying balance sheet of Dimensional Oil Field Services, Inc. as of December 31, 1995, and the related statements of operations and retained earnings and cash flows for the year then ended.
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence that supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dimensional Oil Field Services, Inc. as of December 31, 1995, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.


KPMG PEAT MARWICK LLP


New Orleans, Louisiana
November 11, 1996

                     DIMENSIONAL OIL FIELD SERVICES, INC.

                                Balance Sheet

                              December 31, 1995


                                    Assets

Current assets:
      Cash and cash equivalents                    $     103,198
      Accounts receivable - net of allowance
      for doubtful accounts of $39,342                 1,056,978
              Prepaid expenses                            73,593
                                                   _________________
            Total current assets                       1,233,769

Property and equipment - net                           1,140,054

Certificate of deposit                                    50,000

Other assets                                             103,339
                                                    ________________
                                                    $  2,527,162
                                                    ================

                     Liabilities and Stockholders' Equity

Current liabilities:
      Accounts payable and accrued expenses         $     907,563
      Current portion of notes payable                    225,756
                                                    _________________
            Total current liabilities                   1,133,319
                                                    _________________
Notes payable                                             287,500
Other liabilities                                          26,872

Stockholders' equity :
      Common stock no par value, authorized-100,000 shares;
                 issued - 100,000 shares                   17,663
      Retained earnings                                 1,061,808
                                                     ________________
            Total stockholders' equity                  1,079,471
                                                     ________________
                                                     $  2,527,162
                                                     ================
See accompanying notes to financial statements.

                     DIMENSIONAL OIL FIELD SERVICES, INC.

                Statement of Operations and Retained Earnings

                         Year ended December 31, 1995


Revenues                                              $ 4,123,376
                                                      ____________
Expenses:
      Cost of services                                   3,028,381
      Selling, general and administrative                  861,279
      Interest                                              62,489
      Depreciation                                         181,371
                                                      _____________
            Loss from continuing  operations               (10,144)

Discontinued operations (note 6 ):
      Loss  from operations of the
        discontinued wireline division                     (20,708)
                                                      ______________
            Net loss                                       (30,852)

Stockholder  distributions                                (132,538)

Retained earnings at beginning of year                   1,225,198
                                                       ______________
Retained earnings at end of year                       $ 1,061,808
                                                       ==============


See accompanying notes to financial statements

                     DIMENSIONAL OIL FIELD SERVICES, INC.

                           Statement of Cash Flows

                         Year ended December 31, 1995




Cash flows from operating activities:
      Net loss  from continuing operations                     $  ( 10,144)
      Adjustments to reconcile net loss from continuing
        operations to net cash provided by operating activities:
          Depreciation                                             181,371
                  Allowance for doubtful accounts                   39,342
          Changes in operating assets and
            liabilities:
            Accounts receivable                                   (463,629)
            Prepaid expense                                         41,379
            Accounts payable and accrued expenses                  502,542
                    Other assets and liabilities, net               46,528
                    Net cash provided by continuing operations     337,389

                    Net cash provided by discontinued operations    36,695
                                                                  _________
            Net cash provided by operating activities              374,084
                                                                  _________
Cash flows from investing activities:

      Payments for purchases of property and equipment             (15,978)
      Certificate of deposit                                       (50,000)
                                                                  __________
            Net cash used in investing activities                  (65,978)
                                                                  __________
Cash flows from financing activities:
      Notes payable                                               (198,739)
Stockholder distributions                                          (16,100)
                                                                  __________
            Net cash used in financing activities                 (214,839)
                                                                  __________
            Net increase in cash                                    93,267

Cash and cash equivalents at beginning of year                       9,931
                                                                 __________
Cash and cash equivalents at end of year                         $ 103,198
                                                                 ==========
Supplemental disclosures on cash flow information -
    cash paid during the year for interest                       $  79,306
                                                                 ==========


See accompanying notes to financial statements.

                     DIMENSIONAL OIL FIELD SERVICES, INC.

                        Notes to Financial  Statements

                              December 31, 1995


(1)  Organization and Summary of Significant Accounting Policies

      (a) Organization

                   Dimensional Oil Field Services, Inc. (the Company) was incorporated under the laws of Louisiana and began its operations in 1979. The Company provides offshore oil and gas plug and abandonment services.

      (b)  Use of Estimates

            The preparation of financial statements requires management to make estimates and assumptions that effect the reported amounts in the financial statements and related disclosures. Actual results could differ from these estimates.

              (c) Property and Equipment

            Property and equipment is carried at cost. Depreciation is computed using the straight-line method based on the following estimated useful lives:

                                                Estimated
            Description                         useful lives

            Machinery and equipment              5-15 years
            Automobiles, trucks, trailers
                   and tractors                  3-5 years
            Furniture and equipment              5-7 years

      (d)  Income Taxes

            The Company with the consent of its stockholders, has elected under applicable provisions of the Internal Revenue Code not to be taxed as a corporation but to have its income taxed to the individual stockholders. Therefore, no provision for federal and state income taxes has been made in the accompanying financial statements.

      (e)  Cash Flows

             For purposes of the statement of cash flows, cash equivalents include demand deposits with original maturities of less than three months.

      (f)  Financial Instruments

            The Company's financial instruments consist of cash and cash equivalents, accounts receivable accounts payable and notes payable.
The carrying amount of these financial instruments approximates their fair value.

                        DIMENSIONAL OIL FIELD SERVICES, INC.

                            Notes to Financial  Statements

      g)  Revenue Recognition

            The Company recognizes  revenues as services are provided.


             (h)  Employee Benefit Plan

                  The Company has an elective employee benefit program which qualifies under section 401(k) of the Internal Revenue Code. The Company can make both discretionary and matching contributions at the discretion of the Board of Directors. In 1995, the Company matched up to 50% of the first six percent of participant retirement contributions. The Company's contribution was approximately $25,000 in 1995.

      (i) New Accounting Pronouncement

           In March 1995, Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," was issued by the Financial Accounting Standards Board. This statement is effective for fiscal years beginning after December 15, 1995. Management does not believe that this pronouncement will have a material impact on its financial statements.



(2)  Concentration of Credit Risk

      The Company's financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents and trade accounts receivable. The Company places cash and temporary cash investments with high quality financial institutions and currently invests primarily in certificates of deposit.

      A majority of the Company's business is conducted with major oil and gas exploration companies with operations in the Gulf of Mexico. The Company continually evaluates the financial strength of their customers but does not require collateral to support the customer receivables.

      Customers which accounted for 10 percent or more of operating revenue were as follows for the year ended December 31, 1995:

                                                1995

Chevron USA                                     18.1%
Murphy Oil Corporation                          17.2%
Louisiana Department of Natural Resources       16.0%
Unocal                                          15.3%

      The Company's largest six customers accounted for approximately 82% of total revenues

                     DIMENSIONAL OIL FIELD SERVICES, INC.

                        Notes to Financial Statements

(3)  Property and Equipment

      A summary of property and equipment at December 31, 1995 follows:

        Machinery and equipment                         $  2,848,789
        Automobiles, trucks, trailers and tractors           157,622
        Leasehold improvements                                11,749
                                                        ______________
                                                           3,018,160

        Less accumulated depreciation                      1,878,106
                                                        ______________
            Net property and equipment                  $  1,140,054

(4)    Notes Payable

      A summary of notes payable at December 31, 1995 follows:

      Installment note payable, annual interest
      rate of 12.0%, due February 2003                  $     333,500

      Note payable to insurance company, due
      March 1996, annual interest rate of 7.19%                33,269

      Note payable to bank, annual interest rate of 10.0%,
                 due January 1996                             121,360

      Other installment notes payable with
      interest rates ranging from 7.0 % to 9.0 %
      due in monthly installments through                      25,127
                                                         _____________
                                                              513,256
      Less current portion                                    225,756
                                                         _____________
                                                          $   287,500
                                                         =============

     Maturities of long-term debt for the five years ended December 31, 2000 are as follows: $225,756, $46,000, $46,000, $46,000 and $46,000.

(5)   Commitments and Contingencies

      The Company leases, from its principal shareholder, an office and service facility under an operating lease. Total rent expense in 1995 was $56,000. Subsequent to year end, the Company renewed its lease for this facility through December 31, 2000. Future minimum lease payments under this non-cancelable lease are $54,000 annually through December 31, 2000.

      From time to time the Company is involved in litigation arising out of operations in the normal course of business. In management's opinion, the Company is not involved in any litigation, the outcome of which would have a material effect on its business operations.

                     DIMENSIONAL OIL FIELD SERVICES, INC.

                        Notes to Financial Statements

(6)   Discontinued Operations

      On December 29, 1995, the Company in a series of agreements distributed the assets of it's wireline division with a net book value of approximately $116,000 for 100,000 shares of Wireline Common Stock. The Company immediately distributed Wireline Common Stock to the stockholders of the Company. The net book value of approximately $116,000 is included in stockholder distributions. During the period ended December 29, 1995, Wireline lost $20,708 on revenues of $1,100,000.

(7)   Related Party Transaction

        The Company and the principal stockholder have entered into certain transactions which have given rise to a net due to shareholders of $23,128.
    This consists primarily of $50,000 which was loaned to the Company to obtain a letter of credit.

(8)   Subsequent Event

      On September 15, 1996, the stockholders, pursuant to a merger agreement, sold all its common stock for cash of $1,500,000, a promissory note of $1,000,000 and 1,000,000 share of Superior Energy Services, Inc.'s common stock. Promissory notes having an aggregate value of $750,000 are subject to a custodial agreement under which the notes will be released to the former Dimensional shareholders upon Dimensional's meeting specified earnings levels through December 31, 1998.

                     DIMENSIONAL OIL FIELD SERVICES, INC.

                                Balance Sheet
                                 (Unaudited)

                                June 30, 1996


                                    Assets

Current assets:
      Cash and cash equivalents                       $     11,957
      Accounts receivable - trade                        1,354,269
      Prepaid expenses                                     220,781
                                                      ______________
            Total current assets                         1,587,007

Property and equipment - net                             1,113,945

Certificate of deposit                                      50,000

Other assets                                                44,660
                                                      ______________
                                                     $   2,795,612
                                                      ==============
Liabilities and Stockholders' Equity

Current liabilities:
      Accounts payable and accrued expenses           $    878,765
      Current portion of notes payable                     351,294
                                                      ______________
            Total current liabilities                    1,230,059
                                                      ______________
Notes payable                                              264,500
Other liabilities                                           50,000

Stockholders' equity:
      Common stock no par value authorized -
      100,000 shares; issued - 100,000 shares              17,663
      Retained earnings                                 1,233,390
                                                      _______________
            Total stockholders' equity                  1,251,053
                                                      _______________
                                                      $ 2,795,612
                                                      ===============

See accompanying notes to financial statements.

                     DIMENSIONAL OIL FIELD SERVICES, INC.

                Statements of Operations and Retained Earnings
                                 (Unaudited)

                   Six Months Ended June 30, 1996 and 1995


                                            1996               1995
                                           _______            _______

Revenues                              $     2,352,463   $      1,241,916

Expenses:
      Cost of services                      1,223,912            880,583
      Selling, general and administrative     848,485            314,235
      Interest                                 30,983             26,643
      Depreciation                             77,501             72,978
                                         _______________  ________________
        Income (loss) from continuing
           operations                         171,582            (52,523)

Discontinued operations:
      Income from operations of the
      discontinued wireline division                -             56,681
                                         _______________   ________________
            Net income                        171,582              4,158

Stockholder distributions                           -            (16,100)

Retained earnings at beginning of year      1,061,808          1,225,198
                                         _______________    _______________
Retained earnings at end of year          $ 1,233,390       $  1,213,256
                                         ===============    ================
See accompanying notes to financial statements

                     DIMENSIONAL OIL FIELD SERVICES, INC.

                           Statements of Cash Flows
                                 (Unaudited)

                   Six Months Ended June 30, 1996 and 1995


                                                       1996        1995
                                                      _______    ________

Cash flows from operating activities:
      Net income (loss)                              $  171,582   $ (52,523)
      Adjustments to reconcile net income to net
        cash used by operating activities:
         Depreciation                                    77,501      72,978
         Changes in operating assets and
           liabilities:
         Accounts receivable                           (296,929)    (232,542)
         Other current assets and liabilities, net       34,913      (85,690)
         Accounts payable and accrued expenses         (211,261)     (42,868)
         Other non-current assets & liabilities, net     81,807       77,811
                                                     _____________ ____________
            Net cash used by continuing operations     (142,387)    (262,834)
            Net cash provided by discontinued operations     -       102,343
                                                     _____________ ____________
            Net cash used by operating activities      (142,387)    (160,491)
                                                     _____________ ____________

Cash flows from investing activities:
      Payments for purchases of property and equipment  (51,392)          -
      Certificate of deposit                                -        (50,000)
                                                      ____________  ___________
            Net cash used in investing activities       (51,392)     (50,000)
                                                      _____________  ___________
Cash flows from financing activities:
            Notes payable                               125,538      248,449
            Long term debt                              (23,000)     (23,000)
            Stockholder distributions                        -       (16,100)
                                                      _____________ ____________
            Net cash provided by financing activities   102,538      209,349
                                                      _____________ ___________

            Net increase (decrease) in cash              (91,241)     (1,142)

Cash and cash equivalents at beginning of year           103,198       9,931
                                                      _____________  __________
Cash and cash equivalents at end of year              $   11,957     $  8,789
                                                      =============  ==========


See accompanying notes to financial statements.

                     DIMENSIONAL OIL FIELD SERVICES, INC.

                        Notes  to Financial Statements
                                 (Unaudited)

                            June 30, 1996 and 1995


(1)  Basis of Presentation


 Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to rules and regulations of the Securities and Exchange Commission; however, management of Dimensional Oil Field Services, Inc. believes the disclosures which are made are adequate to make the information presented not misleading. These financial statements and footnotes should be read in conjunction with the financial statements and notes thereto included in Dimensional Oil Field Services, Inc. historical financial statements for the years ended December 31, 1995 included elsewhere herein.

The unaudited financial information for the six months June 30, 1996 and 1995 has not been audited by independent accountants; however, in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the results of operations for the periods presented have been included therein. The results of operations for the first six months of the year are not necessarily indicative of the results of operations which might be expected for the entire year.


(2)  Adoption of Accounting Pronouncement


Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 121 (SFAS No. 121) "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." SFAS No. 121 sets forth guidelines regarding when to recognize an impairment of long-lived assets and how to measure such impairment. The adoption of SFAS No. 121 did not have an effect on the Company's financial position or results of operations.

Pro Forma Financial Information:

      The following unaudited pro forma condensed financial information is derived from the historical financial statements of Superior Energy Services, Inc., Small's, Oilstop, Dimensional Oilfield Services, Inc. and Baytron, Inc.. Adjustments have been made to reflect the financial impact of the Reorganization and purchase accounting for the Dimensional and Baytron acquisitions which would have been effected had the Reorganization and acquisitions taken place on January 1, 1995 with respect to the operating data and June 30, 1996 with respect to the balance sheet data. The pro forma adjustments are described in the accompanying notes and are based upon preliminary estimates and certain assumptions that management of the companies believe reasonable in the circumstances. This pro forma information is not necessarily indicative of the results of operations had the acquisitions been effected on the assumed date.

      The Company, pursuant to a merger, acquired all the common stock of Baytron, Inc. on July 31, 1996. Although Baytron, Inc. did not meet the reporting requirements under regulation S-B, it has been included in the following pro forma financial information.

               SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
                 UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
                                JUNE 30, 1996
                                (in thousands)


                                  Historical     Historical     Historical    Pro forma
                                   Superior      Dimensional      Baytron     Adjustments   Pro forma
                                 ____________  ______________  ____________ ______________ ___________

ASSETS

Current assets:
  Cash and cash equivalents       $  2,114        $    12        $    83      $  (600)(A)    $   509
                                                                               (1,100)(B)

  Accounts receivable -net           4,050          1,354            354                       5,758
  Inventories                        1,200              -              -                       1,200
  Deferred income taxes                256              -              -                         256
  Other                                195            316              8                         519
                                  ____________________________________________________________________
         Total current assets        7,815          1,682            445       (1,700)         8,242


Property, plant and
   equipment - net                   6,693          1,114            241          550 (B)       9,001
                                                                                  403 (A)

Goodwill - net                       4,461              -              -        1,209 (B)       8,463
                                                                                2,793 (A)

Patent - net                         1,176              -              -            -           1,176
                                   ____________________________________________________________________

      Total assets                $ 20,145        $ 2,796          $  686      $ 3,255       $ 26,882
                                   ====================================================================

               SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
                 UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
                                JUNE 30, 1996
                                (in thousands)
                                  Continued

                                  Historical     Historical     Historical    Pro forma
                                   Superior      Dimensional      Baytron     Adjustments   Pro forma
                                 ____________  ______________  ____________ ______________ ___________

LIABILITIES & STOCKHOLDERS' EQUITY

Current liabilities:
  Notes payable - bank            $     94       $    351       $    12        $ ( 900) (B)   $  1,357
  Accounts Payable                     734            879            29              -           1,642
  Notes payable - other              1,396             50             -              -           1,446
  Unearned income                      738              -             -              -             738
  Accrued expenses                     642              -             -              -             642
  Income taxes payable               1,215              -             -              -           1,215
  Other                                200              -             -              -             200
                                  ______________________________________________________________________

       Total current liabilities     5,019          1,280            41           (900)           7,240
                                  ______________________________________________________________________
Notes payable                            -            265             -           (250) (A)         515
Deferred income taxes                  408              -            43           (161) (B)       1,121
                                                                                  (509) (A)

Stockholders' equity:
  Common stock                          17              18           23             23  (B)          19
                                                                                    (1) (B)
                                                                                    18  (A)
                                                                                    (1) (A)
  Additional paid in capital        16,265               -            -         (1,099) (B)      19,551
                                                                                (2,187) (A)

  Retained earnings (deficit)       (1,564)          1,233           579           579 (B)       (1,564)
                                                                                 1,233 (A)
                                  ________________________________________________________________________


   Total stockholder equity         14,718           1,251           602        (1,435)          18,006
                                  _________________________________________________________________________
   Total liabilities &
        stockholders' equity      $ 20,145        $  2,796       $   686     $  (3,255)       $  26,882
                                  =========================================================================

               SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
             UNAUDITED PRO FORMA CONDENSED STATEMENT OF EARNINGS
                    FOR THE SIX MONTHS ENDED JUNE 30, 1996
                     (in thousands except per share data)
                                 (unaudited)


                                  Historical     Historical     Historical    Pro forma
                                   Superior      Dimensional      Baytron     Adjustments   Pro forma
                                 ____________  ______________  ____________ ______________ ___________

Revenues                          $  9,330       $  2,353       $  1,115           -         $ 12,798
                                  _____________________________________________________________________

Costs and expenses:
  Costs of services                  4,413          1,224            253                        5,890
  Depreciation & Amortization          590             78             34       $ (15) (I)         811
                                                                                  23  (L)
                                                                                  30  (K)
                                                                                  71  (H)


General and administrative           2,189            848            716           -            3,753

   Total costs and expenses          7,192          2,150          1,003         109           10,454
                                  ______________________________________________________________________
Income from operations               2,138            203            112        (109)           2,344

Other Income (expense):
  Interest expense                     (48)           (31)            (7)          -              (86)
  Other                                180              -              -           -              180
                                  _______________________________________________________________________
    Income before income tax         2,270            172            105        (109)           2,438
                                                                                 131 (J)
Provision for income taxes             681              -              -          30 (M)          842
                                  ________________________________________________________________________

     Net income                    $ 1,589          $ 172          $ 105       $(270)        $  1,596
                                  ========================================================================

Net income (loss) per Common
 Share and Common Share
    Equivalent                     $   .09                                                     $    .09
                                  ============                                                 ============
Weighted Average Shares
  Outstanding                   17,079,763                                                   18,629,763
                                ===============                                              ==============

                         SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
                      UNAUDITED PRO FORM A CONDENSED STATEMENT OF EARNINGS
                              FOR THE YEAR ENDED DECEMBER 31, 1995
                             (in thousands except per share data)
                                         (unaudited)

                                                                     Superior
                      Historical Historical Historical   ProForma      after        Historical Historical Pro Forma
                      Superior   Small's    Oil Stop   Adjustments Reorganization  Dimensional  Bayton  Adjustments  Pro Forma
______________________________________________________________________________________________________________________________
Revenues              $ 12,338   $6,020     $1,969        580(O)    $19,747        $4,123     $ 2,000       --       $25,870
                      ________________________________________________________________________________________________________

Costs and expenses:
 Cost of
   Services              7,487    5,528        575    (1,118)(O)     12,472          3,028         500    $   35  (L)  16,000
Depreciation and           259    1,596        244       229 (F)      2,036            181          79       (55) (I)   2,478
  amortization                                          (464)(D)                                              60  (K)
                                                         172 (C)                                             142  (H)



Impairment of long-
  lived assets           4,042      --          --        --          4,042             --          --         --       4,042
General and
  administrative         3,258      287        980       250 (E)      4,775            861        1,053                 6,689
                     __________________________________________________________________________________________________________

  Total costs and
    expenses            15,046    7,411      1,799      (931)         23,325          4,070        1,632      182       29,209
                     __________________________________________________________________________________________________________

Income (loss) from
   operations           (2,708)  (1,391)       170       351         (3,578)            53          368     (182)      (3,339)
Other income (expense):
  Interest expense         (86)     (422)      (82)     (422)(P)       (168)           (62)         (23)      --         (253)
  Other                     79         2        --        --             81             --           --       --           81
                     __________________________________________________________________________________________________________

Income (loss) before
   income tax           (2,715)  (1,811)        88       773         (3,665)            (9)         345     (182)      (3,511)

Provision for income
  tax                      131      (69)        37       116(G)          215             --          33       82 (M)      347
                                                                                                              17 (J)
                     __________________________________________________________________________________________________________


Net income(loss)       $(2,846)  $(1,742)   $   51     $  657       $ (3,880)        $  (9)     $  312    $ (281)      $(3,858)
                     ==========================================================================================================

Net income (loss) as adjusted
 for pro-forma income taxes:
  Income (loss) before
   income taxes as per
    above             $(2,715)                                                                                        $(3,511)
  Pro forma income
    taxes                 640                                                                                             640
                      _________                                                                                       _________
Net income (loss) as
  adjusted pro forma
  income taxes        $(3,355)                                                                                        $(4,151)
                      =========                                                                                       =========
Net income (loss) per
   common share and
   common share
   equivalent         $  (.38)                                                                                        $  (.40)
                      =========                                                                                       =========
  Weighted average shares
   outstanding       8,847,946                                                                                        10,397,946
                     ==========                                                                                       ==========

         NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION


A. To reflect the purchase price adjustments related to the acquisition of Dimensional Oil Field Services, Inc. The purchase price is the sum of $1,500,000 in cash, a promissory note of $1,000,000 and 1,000,000 Common Shares at the current approximate $2 3/16 market price at the date of purchase. Promissory notes having an aggregate value of $750,000 are subject to certain minimum earnings requirements and are not reflected in the purchase price which approximates $3,984,000. The property, plant and equipment of Dimensional were valued at their estimated fair market value of approximately $1,517,000. Deferred taxes have been provided for the difference between the book and tax basis of the property, plant and equipment acquired. The remaining assets and liabilities approximated their fair values. The excess purchase price over the fair value of the net assets of Dimensional at September 15, 1996 of approximately $2,793,000 was allocated to goodwill to be amortized over 20 years.

B. To reflect the purchase price adjustments related to the acquisition of Baytron, Inc. The purchase price is the sum of $1.1 million in cash and 550,000 Common Shares at the current approximate $2.00 market price at date of purchase for a total purchase price of $2,200,000. The property, plant and equipment of Baytron were valued at their estimated fair market value of approximately $791,000. Deferred taxes have been provided for the difference between the book and tax basis of the property, plant and equipment acquired. The remaining assets and liabilities approximated their fair values. The excess purchase price over the fair value of the net assets of Baytron at July 31, 1996 of $1,209,000 was allocated to goodwill to be amortized over 20 years.

C.    To reflect the amortization of goodwill associated with Small's.

D.    To  reflect  the  adjustment   to   depreciation   associated  with  the
      application of purchase accounting to Small's property, plant and equipment.

E.    To   reflect   an   adjust   for   compensation  associated   with   the
      Reorganization.

F.    To reflect the amortization of goodwill associated with Oil Stop.

G. To provide income tax expense on a pro forma basis for Oil Stop and Small's.

H.    To reflect the amortization of goodwill associated with Dimensional.

I. To reflect the additional depreciation associated with the application of purchase accounting to Dimensional's fixed assets.

J.    To provide income tax expense on the pro forma income of Dimensional.

K.    To reflect the amortization of goodwill associated with Baytron.

L. To reflect the additional depreciation associated with the application of purchase accounting to Baytron's fixed assets.

M.    To provide income tax expense on the pro form income of Baytron.

N.    Represents loss from continuing operations.

O. To eliminate revenues and cost of services of Small's and Oil Stop included in historical Superior from the date of the acquisition.

P. To reflect the reduction of interest resulting from the repayment of debt with proceeds from the secondary offering.